ARTICLES OF RESTATEMENT

OF

CORDIA BANCORP INC.

       The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.       The name of the corporation immediately prior to restatement is Cordia Bancorp Inc.

2.       The restatement contains an amendment to the articles of incorporation.

3.       The text of the amended and restated articles of incorporation is attached hereto.

4.       The restatement was adopted by the corporation on November 19, 2012.

5.       The adoption of the restatement was duly approved by the board of directors. Shareholder approval of the restatement was not required because the restatement effects a change described in subsection B of § 13.1-706 of the Code of Virginia.

Executed in the name of the corporation on November 19, 2012 by:

/s/ Jack Zoeller
Jack Zoeller
President and Chief Executive Officer

SCC ID #07080815

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CORDIA BANCORP INC.

ARTICLE I

Name

The name of the corporation is Cordia Bancorp Inc. (herein the “Corporation”).

ARTICLE II

Purpose

The purpose for which the Corporation is organized is to act as a financial institution holding company and to transact any and all other lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporation may be incorporated under the Virginia Stock Corporation Act.

ARTICLE III

Capital Stock

A.            Authorized Shares

 The aggregate number of shares of all classes which the Corporation has authority to issue is 200,002,000, of which 200,000,000 are to be common shares, $0.01 par value per share, and of which 2,000 are to be preferred shares, $0.01 par value per share. The Board of Directors of the Corporation, without stockholder action, may, by adoption of an amendment of these Articles: (i) classify any unissued shares into one or more classes or into one or more series within one or more classes; (ii) reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes; or (iii) reclassify any unissued shares of any series of any class into one or more classes or into one or more series within one or more classes.

B.           Common Stock

1.            The shares of common stock that the Corporation shall have authority to issue shall consist of:

a.       One hundred twenty million (120,000,000) shares of common stock (“Common Stock”);

b.       Five million (5,000,000) shares of Series C common stock (“Series C Common Stock”); and

c.       Seventy five million (75,000,000) shares of common stock not designated as part of a class or series pursuant to this Article III or any other provision of these Articles of Incorporation (“Undesignated Common Stock”).

2.          The preferences, qualifications, limitations, restrictions and special or relative rights granted to and imposed on the Common Stock and the Series C Common Stock shall be as set forth below in this Article. Except as otherwise provided herein, all shares of Common Stock and Series C Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

a.        Dividends. Subject to any rights and preferences of any class of stock having preference over the Common Stock or Series C Common Stock, the holders of Common Stock and Series C Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. If and when dividends on the Common Stock and Series C Common Stock are declared, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock and the holders of Series C Common Stock shall be entitled to share equally, share for share, in such dividends, except that, if dividends are declared that are payable in shares of Common Stock or Series C Common Stock, dividends shall be declared that are payable at the same rate on all classes of stock and the dividends payable in shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Series C Common Stock shall be payable to holders of that class of stock. If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Series C Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Common Stock or Series C Common Stock, as the case may be, have been subdivided or combined.

b.        Voting Rights. The holders of the Common Stock and Series C Common Stock shall together have unlimited voting rights and, except as provided in these Articles of Incorporation, shall exclusively possess all voting power. Holders of Common Stock and Series C Common Stock shall be entitled to one (1) vote per share on each matter submitted to a vote at a meeting of shareholders; provided, however, that there shall be no cumulative voting of common shares in the election of directors. Except as required by the Virginia Stock Corporation Act, the holders of Common Stock and Series C Common Stock shall vote together as a class on all matters submitted to a vote of shareholders.

c.       Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock and Series C Common Stock shall be entitled to share ratably in the distribution of the assets of the Corporation. Neither (i) any merger or consolidation into or with another corporation or any merger or consolidation of any corporation into or with the Corporation nor (ii) a sale, conveyance, mortgage, pledge or lease of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

d.       Automatic Conversion of Series C Common Stock.

(i)       Each share of Series C Common Stock shall automatically be converted into a number of shares of Common Stock equal to the Conversion Ratio (as defined below) on December 31, 2012. The Conversion Ratio shall be the greater of (A) the purchase price per share of the Series C Common Stock divided by the lowest price per share at which shares of Common Stock are sold between the date of the first sale of Series C Common Stock and December 31, 2012 or (B) one (1).

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(ii)       Upon the automatic conversion of the Series C Common Stock, the holders of Series C Common Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series C Common Stock. Thereupon, there shall be issued and delivered to such holder in its name as shown on such surrendered certificates or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Common Stock surrendered were convertible on the date on which such automatic conversion occurred. Upon such automatic conversion, the outstanding shares of Series C Common Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Common Stock are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(iii)       Shares of Series C Common Stock converted in accordance herewith, or otherwise reacquired by the Corporation, shall assume the status of authorized and unissued Undesignated Common Stock, undesignated as to class or series and available for future issuance. No shares of Series C Common Stock shall be issued after December 31, 2012.

(iv)       The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Series C Common Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Common Stock then outstanding.

3.            Undesignated Common Stock may be issued from time to time in one or more additional classes or series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such class or series before the issuance of any shares of that class or series. The Board of Directors shall determine the number of shares constituting each class or series of Undesignated Common Stock and each class or series shall have a distinguishing designation.

4.             The Corporation may issue rights, options or warrants for the purchase of shares or other securities of the Corporation. The Board of Directors shall have the power to authorize, without any action by the stockholders, the issuance of rights, options or warrants and determine (i) the terms upon which the rights, options or warrants are issued and (ii) the terms, including the consideration for which the shares or other securities are to be issued. The authorization for the Corporation to issue such rights, options or warrants constitutes authorization of the issuance of the shares or other securities for which the rights, options or warrants are exercisable.

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C.          Preferred Stock

The Board of Directors of the Corporation, without stockholder action, may, by adoption of an amendment of these Articles, provide for the issuance of one or more classes or series of preferred shares and fix the terms, including the preferences, rights and limitations of each such class or series as may be permitted by the Virginia Stock Corporation Act. Except as provided in these Articles, there shall be no cumulative voting of any preferred stock in the election of directors.

D.          Preemptive Rights

No holder of any shares of any class or series or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase (i) any shares of any class or series or any other securities of the Corporation, (ii) any securities convertible into such shares; or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

ARTICLE IV

Directors

A.         Classified Board of Directors

             The Board of Directors shall consist of such number of individuals as shall be specified in or fixed in accordance with the Bylaws of the Corporation. Directors shall be divided into three classes, with each class containing one-third of the total, as near as may be. The term of office of the first class shall expire at the first annual stockholders’ meeting, the term of office of the second class shall expire at the annual stockholders’ meeting one year thereafter, and the term of office of the third class shall expire at the annual stockholders’ meeting two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual stockholders’ meeting thereafter, directors shall be elected to succeed those directors whose terms expire.

B.         Removal of Directors

             Directors may be removed only with cause and then only by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in the election of directors.

C.         Vacancies

            Subject to any rights provided in these Articles for holders of any class or series of preferred shares outstanding, any vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual stockholders’ meeting and until their successors are duly elected and qualified.

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ARTICLE V

Certain Stockholder Vote Requirements

              Except as otherwise required by the Virginia State Corporation Act, the affirmative vote of the holders of a 66 2/3% of the issued and outstanding shares of capital shares entitled to vote shall be required to approve the following actions:

1.       The amendment of the Corporation’s Articles of Incorporation, except that the Board of Directors, without any action by the stockholders, may amend these Articles to the fullest extent allowed under the Virginia State Corporation Act.

2.       To the extent stockholder approval is required under the Virginia State Corporation Act for a merger or consolidation, the merger or consolidation of the Corporation with or into any other corporation.

3.       To the extent stockholder approval is required under the Virginia State Corporation Act for the sale, lease or exchange of the Corporation’s property and assets, the sale, lease or exchange of the Corporation’s property and assets.

4.       The dissolution of the Corporation.

ARTICLE VI

Evaluation of Business Combinations

             The Board of Directors shall, in connection with the exercise of its business judgment involving any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of any class or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation (other than on behalf of the Board of Directors or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to the following: (1) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, not to participate in the transaction; (2) the social and economic effect on the employees, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (4) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (6) the future value of the stock or any other securities of the Corporation; and (7) any antitrust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising Stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the shares or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued shares, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corporation; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

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ARTICLE VII

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation. Notwithstanding any other provision of these Articles or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 66 2/3% of the outstanding capital shares of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Board of Directors.

ARTICLE VIII

Limitation of Officers’ and Directors’ Liability

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages in any proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, except to the extent otherwise required by Virginia law. If Virginia law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Virginia law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Indemnification

The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative of spouse is or was a director or officer of the Corporation, is or was a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of a Subsidiary of the Corporation, or serves or served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article IX shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Article IX shall survive the termination of such person as any such director, officer, trustee, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this Article IX shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

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       Notwithstanding anything contained in this Article IX, except for proceedings to enforce rights provided in this Article IX, the Corporation shall not be obligated under this Article IX to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

       For purposes of this Article IX, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Corporation, shall refer to any officer elected or appointed pursuant to the Corporation’s Bylaws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

       To the extent authorized from time to time by the Board of Directors, the Corporation may provide to (i) any one or more employees and other agents of the Corporation, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article IX on directors and officers of the Corporation or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article IX.

Nothing in this Article IX shall limit the power of the Corporation or the Board of Directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article IX.

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ARTICLE X

Initial Registered Office and Registered Agent

The mailing address of the Corporation’s initial registered office in the Commonwealth of Virginia is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802, County of Henrico, and the name of the Corporation’s initial registered agent at that office is CT Corporation System, a domestic stock corporation authorized to transact business in Virginia.

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